EXHIBIT 14.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-105851 and Form S-8 Nos. 33-43799, 33-71446, 33-86358, 33-89584, 333-04962, 333-06324, 333-07466, 333-10338, 333-10624, 333-12878 and 333-51434-1 and Form F-3 Nos. 333-06896, 333-08246, 333-13556, 333-8926 and 333-106837 and Form F-4 Nos. 333-105853 and 333-106822) of The News Corporation Limited and subsidiaries of our report dated March 25, 2003, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. and subsidiaries incorporated by reference in this Annual Report (Form 20-F) for the year ended June 30, 2003.

/s/    Ernst & Young LLP

Los Angeles, California

October 28, 2003